EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

MGI Grain Processing, LLC

and

RiceBran Technologies

Dated as of April 1, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of April 1, 2019 (the “Effective Date”), by and between MGI Grain Processing, LLC, a Minnesota limited liability company with principal offices at 316 5th Avenue NE, East Grand Forks, MN 56721 (“Seller”), Sharon Virginia Alexander, an individual residing at 27035 Noble Road, Excelsior, MN 55331, Mark Jeffrey Spatz, an individual residing at 10 Crescent Key, Bellevue, WA 98006, R. Michael Fox, an individual residing at 5801 W. 68th Street, Edina, MN 55439, and Relationship Brokerage, LLC, a Nebraska limited liability company with principal offices at 320 No. 162nd Street, Omaha, NE 68118, (collectively the “Members” and collectively with Seller “Seller Parties”) and RiceBran Technologies, a California corporation with principal offices at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380 (“Buyer”). Buyer and Seller Parties are each sometimes referred to herein individually as a “Party” and are collectively referred to herein as the “Parties.” In consideration of the mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Recitals

A.          Business. Seller owns, operates and is engaged in the business of a grain mill and processing facility (the “Business”). Members are all of the owners of Seller. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets described below, and Seller desires Buyer to assume, and Buyer desires to assume from Seller, the Assumed Liabilities, all in accordance with the terms and subject to the conditions set forth in this Agreement.

B.          Approval. The respective manager(s), member(s), and boards of directors or equivalent governing bodies of each of Seller and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

C.           Certain Defined Terms. Certain terms used in this Agreement are defined herein. A list of such defined terms is set forth on Exhibit A.

Agreement

1.           Sale and Purchase of Assets. Seller Parties agree to sell, convey and transfer to Buyer and Buyer agrees to purchase and acquire all of Seller’s right, title and interest in and to all of the assets used or useful in connection with Seller’s Business, including all physical assets, tradenames and good will, and the real property located at 316 5th Avenue NE, and 306 5th Avenue NE, East Grand Forks, Minnesota (collectively, the “Facility”) all comprising a portion of the Purchased Assets, but excluding the Excluded Assets, for the purchase price and upon and subject to the terms and conditions hereafter set forth. The sale of the Business is entire and inseverable, and Buyer shall have no obligation to purchase any of the Business assets unless all assets of the Business are simultaneously sold.

1.1.         Purchased Assets. The assets to be sold and purchased hereunder (“Purchased Assets”) are described below, but shall not include the Excluded Assets specified in Section 1.2:

(a)         Cash, Cash Equivalents and Accounts Receivable. All cash, cash equivalents and rights to payment for services or goods sold, leased or rendered, whether or not earned by performance (including unbilled receivables), notes receivable, prepaid assets and deposits, unbilled costs and fees, any rights under any credit facilities or letters of credit, including, without limitation, any such assets that relate to the Business and that arise prior to the Closing and are not receivables of any Affiliate of Seller, nor any immediate family member of an officer or director of Seller or any Member, and the proceeds thereof (“Accounts Receivable”) and the records and information concerning such Accounts Receivable;

(b)         Inventory and Supplies. All merchandise, supplies, raw materials, work in process, packaging, finished goods and other inventories of the Business as of the close of business immediately prior to the Closing (“Inventory”);

(c)         Physical Assets. All other physical assets and tangible operating assets of the Business and assets owned and used by Seller in connection with the Business, including the fixtures, furniture, equipment, computers, software, hardware, communications networks, data centers, databases, computer equipment and hardware, workstations and all other tangible information technology owned by Seller, phone systems, tools, copiers, supplies, vehicles and leasehold improvements, decorations, art and other similar items regularly owned by Seller and used in the operation of the Business, and any other assets of like character owned by Seller and used in the operation of the Business added or substituted prior to the Closing;

(d)         Real Property. The Facility and other real property and improvements thereon (“Real Property”) described in the form of warranty deed attached as Exhibit B (“Warranty Deed”);

(e)         Contract Rights. All contractual rights and entitlements of Seller incident, related to, or necessary to the operation of the Business, all of which shall be fully assigned to Buyer and all purchase, service, maintenance and other similar contractual rights to the extent related to the Assets, and the benefit of all other leases, licenses, contracts and agreements to which Seller is a party or by which it is bound with respect to the Business, including without limitation open purchase orders and Seller’s right to use licensed computer software relating to the Business, subject to any required consent of the third parties thereunder (collectively “Assigned Contracts”), but excluding any employment agreements and other arrangements relating to employees;

(f)          Permits. All easements, franchises, permits, licenses, consents and certificates of all regulatory, administrative, and other governmental agencies and bodies issued to or held by Seller and which relate to the operation of the Business (the “Permits”), which Permits are listed on Schedule 1.1(f); provided, however, that any Permits that are not transferable shall be expressly identified as non-assignable on Schedule 1.1(f) and shall not be included in the Purchased Assets transferred to Buyer;

(g)         Intangible Assets. The know-how, intellectual property, goodwill and other intangible assets associated with the Business or owned by Seller and necessary to the operation of the Business, and all books, records and information of the Business (“Intangible Assets”), including without limitation (i) all customer and supplier lists, records and general files or papers and documents of every kind or nature whatsoever relating to the Business, all customer information and data used in connection with the Business (subject to all legal limitations and the right of Seller to maintain a copy); (ii) all rights in and title to the tradenames of the Business and the right to use the name “MGI Grain Processing” or any derivations thereof (including any web site) in connection with the Business; (iii) any and all trade or service marks, regardless of whether protected with formal trademarks or the like; (iv) plans (including engineering plans and drawings), research and development data and the like used in the Business, manuals, documents, all computer hardware and software owned by Seller and relating to the Business, including systems supporting documentation and program code, and all of Seller’s claims, causes of action and rights to sue for past, present and future infringement or unconsented use of intellectual property rights included in the Intangible Assets; and (v) the exclusive right of Buyer to represent itself as carrying on the Business previously conducted by any Seller;

(h)         Claims. All causes of action, claims, demands, deposits, prepaid expenses, warranties, guarantees, refunds, rights of recovery, rights or set off and other rights and privileges against third parties whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches which relate to the Purchased Assets; and

(i)          Noncompetition Agreement. The agreement of Seller Parties not to compete as provided in Section 7.6.

1.2.        Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean any asset not specifically identified as a Purchased Asset in Section 1.1. Without limiting the generality of the foregoing, Excluded Assets include the following assets of Seller:

(a)          This Agreement. Any and all rights of Seller in this Agreement and any agreement or document entered into or delivered pursuant to this Agreement;

(b)         Avoidance Claims. All avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law;

(c)         Contracts and Receivables. All purchase orders, contract rights, leases or agreements of Seller that are not Assigned Contracts and all receivables from any Affiliate of Seller, or any immediate family member of an officer or director of Seller or any Member;

(d)         Insurance. All rights under Seller’s insurance policies and any right to refunds due with respect to such insurance policies and all rights of Seller under or pursuant to all warranties, representations and guarantees made by third parties relating to the Excluded Assets or liabilities of Seller to the extent such liabilities are not Assumed Liabilities;

(e)          Benefit Plans. Any rights to any employee benefit plans and any records relating thereto;

(f)          Taxes. All claims for refund of Taxes and other amounts and all rights to Tax loss carry forwards of Seller;

(g)         Claims. All causes of action, claims, demands, deposits, prepaid expenses, warranties, guarantees, refunds, rights of recovery, rights or set off and other rights and privileges against third parties whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches which relate to the Excluded Assets; and

(h)         Miscellaneous Assets. All personal items of the Members that are not used or useful in the Business; Seller’s company minute book and organizational records; and the Specific Excluded Assets set forth in Schedule 1.2(h) hereto.

2.           Assumed and Excluded Liabilities.

2.1.        Assumption of Certain Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Assumed Liabilities. “Assumed Liabilities” shall mean the following obligations:

(a)          Assigned Contracts. All liabilities under the Assigned Contracts to be performed by Buyer after the Closing, including all warranty obligations for products sold by Buyer after the Closing; and

(b)          Listed Liabilities. Those liabilities described on Schedule 2.1(b) hereto (“Listed Liabilities”).

2.2.        Excluded Liabilities. Anything herein to the contrary notwithstanding, other than the Assumed Liabilities, Buyer does not assume any of the liabilities or obligations of any Seller Parties, all of which are retained by Seller Parties. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any obligation or liability of any Seller Parties, including without limitation any relating to the Business, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to this Agreement or the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit D (all such obligations and liabilities not being assumed being herein called the “Excluded Liabilities”). Such Excluded Liabilities specifically include, but are not limited to, the following liabilities or obligations of Seller Parties: (i) any liability for any and all federal state and local Taxes relating to the periods prior to the Closing Date; (ii) any liability under any currently pending or past litigation or administrative proceedings of any kind; (iii) any liability for personal injury or property damage that relates to the Business and occurred or arose on or prior to the Closing Date; (iv) any liability under products liability, strict liability, or express or implied warranty claims (other than as described on Schedule 2.1(b)) relating to products manufactured or sold by Seller; (v) any trade payable, debt to, or loan or line of credit from, any party, other than the Assumed Liabilities or in excess of the amount shown as the Listed Liabilities on Schedule 2.1(b); (vi) any accrued and unpaid salaries or wages, independent contractor fees, vacation pay, sick pay, and/or paid time off of any employee, officer, member, and/or manager of Seller, and/or any employee benefit plan accruals of any kind; (vii) any of Seller’s possible claims, demands, losses, fees, licenses, fines, penalties, Taxes, interest and other liabilities owed to any federal, state or local governments; (viii) any risk of loss to any of the Assets on or prior to the Closing Date or obligation undertaken by or reserved to Seller in this Agreement; (ix) any claims by owners or former owners, against Seller for unreturned capital contributions, and loans, except as and only to the extent expressly payable by Buyer pursuant to this Agreement; (x) any liabilities of Members hereunder; (xi) any liabilities related to any violation of law or any action by any governmental authority; and (xii) all unknown liabilities of Seller and all liabilities of Seller relating to or arising out of any of the Excluded Assets or contracts not assigned to Buyer hereunder.

3.           Purchase Price and Payment.

3.1.        Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and in consideration for the sale, conveyance, transfer, assignment and delivery of the Assets pursuant hereto, Buyer shall (i) assume and agree to pay, perform, satisfy and discharge when due the Assumed Liabilities; (ii) pay the Closing Consideration to Seller by wire transfer in immediately available funds to an account designated by Seller; and (iii) fund the Escrow Amount by delivery of the Escrow Payment into an escrow account (“Escrow Account”) established pursuant to the terms and conditions of an escrow agreement, in the form attached hereto as Exhibit C (“Escrow Agreement”). As used herein, “Closing Consideration” shall be Three Million Five Hundred Thousand Dollars ($3,500,000), increased or reduced to take into account any adjustment thereto pursuant to Section 3.3(a) and reduced by the Escrow Amount. “Escrow Amount” shall equal Two Hundred Fifty Thousand Dollars ($250,000). The Closing Consideration increased or decreased in accordance with the provisions of Section 3.3(b), together with the Escrow Amount are referred to in this Agreement as the “Purchase Price.”

3.2.        [Intentionally Omitted].

3.3.        Adjustments for Net Working Capital.

(a)         Pre-Closing Net Working Capital Adjustment. Seller shall cause to be delivered to Buyer at least three (3) days prior to the Closing (i) an estimated statement (“Estimated Net Working Capital Statement”) of the Net Working Capital (“Estimated Net Working Capital”); and (ii) a certificate as to the preparation of the Estimated Net Working Capital Statement executed by the President of Seller. The Estimated Net Working Capital Statement shall be prepared in good faith in conformity with United States generally accepted accounting principles as in effect on the date hereof, consistently applied in accordance with Seller’s past practices (“GAAP”) on a basis consistent with the methods used in computing Net Working Capital set forth on Schedule 3.3(a). If the Estimated Net Working Capital is more than or less than Two Hundred Seventy-Three Thousand Three Hundred Thirty Dollars ($273,330) (“Target Net Working Capital”), the Purchase Price shall be subject to adjustment upon the determination of the Final Net Working Capital, as and when provided in Section 3.3(b).

(b)         Post-Closing Net Working Capital Adjustment. Within one hundred twenty (120) days following the Closing Date (“Collection Period”), Buyer will prepare and deliver to Seller a written statement (“Closing Report”) setting forth a calculation in reasonable detail of the Net Working Capital. The Closing Report shall include a schedule of all receivables not collected or not expected to be collected within the Collection Period, as described in Section 3.3(c)(x). Buyer and Seller shall work together in good faith for a period of sixty (60) days after the delivery of the Closing Report (“Review Period”) to resolve any disputes concerning the Closing Report. If Seller and Buyer fail to resolve all such matters in dispute within the Review Period, then within fifteen (15) days of the expiration of the Review Period, Seller and Buyer shall jointly select an independent mediator pursuant to Section 11.17(a). If Seller fails to notify Buyer of any disputes within the Review Period, the Closing Report (including the calculation of Net Working Capital) will be conclusive and binding on the Parties upon the expiration of the Review Period. If Seller notifies Buyer of agreement with any items in the calculation of Net Working Capital, such calculation will be conclusive and binding on the Parties immediately upon such notice. The Closing Report and the calculation of Net Working Capital, as finally determined pursuant hereto, will constitute the “Final Closing Report” and “Final Net Working Capital,” respectively, for purposes of this Agreement. The date on which the Final Closing Report is finally determined in accordance herewith, is referred to as the “Determination Date.” If, after final determination of the Final Closing Report pursuant hereto, the Final Net Working Capital is greater than the Target Net Working Capital, then Buyer shall, within three (3) Business Days after the Determination Date, make payment of such difference by wire transfer in immediately available funds to Seller. If, after final determination of the Final Closing Report pursuant hereto, the Final Net Working Capital is less than the Target Net Working Capital, then Seller shall, within three (3) Business Days after the Determination Date, make payment of such difference by wire transfer in immediately available funds to Buyer.

(c)         Definitions of Net Working Capital, Current Assets and Current Liabilities. As used herein, the following terms shall have the meanings specified below: “Net Working Capital” means, as of the close of business on the date prior to the Closing Date, (i) the Current Assets less (ii) the Current Liabilities; provided that Net Working Capital shall be calculated on a consistent basis with the methods used in computing Net Working Capital set forth on Schedule 3.3(a). “Current Assets” means current assets included in the Purchased Assets (including cash, accounts and notes receivable of the Business (net of allowances for cash discounts, doubtful accounts, bad debts, chargebacks, customer rebates and sales returns (collectively, the “Write Offs”) and prepaid expenses of the Business), in each case as determined in accordance with the methodologies and principles used by Seller in the preparation of the Financial Statements (as defined herein), to the extent consistent with GAAP. “Current Assets” shall exclude (x) receivables not collected within one hundred twenty (120) days after the Closing Date or not expected to be collected within one hundred twenty (120) days after the Closing Date to the extent that such receivables exceed the amount of any Write Offs; and (y) receivables from related parties. “Current Liabilities” means current liabilities included in the Assumed Liabilities, in each case as determined in accordance with the methodologies and principles used by Seller in the preparation of the Financial Statements, to the extent consistent with GAAP. “Current Liabilities” shall exclude payables to related parties.

(d)         Delinquent Accounts Receivable. To the extent that Buyer has collected any unpaid receivables described in Section 3.3(c)(x) between the last day of the Collection Period and the Determination Date, (i) if the Final Net Working Capital is greater than the Target Net Working Capital, then Buyer shall, at the same time as the payment pursuant to Section 3.3(b) (to the extent not causing a double payment for any amounts included as Current Assets in the determination of the Final Net Working Capital), pay the amount collected by wire transfer in immediately available funds to Seller, and (ii) if the Final Net Working Capital is less than the Target Net Working Capital, then Buyer shall apply such amount as a credit against the amount required to be paid by Seller pursuant to Section 3.3(b) (to the extent not resulting in a double credit for any amounts included as Current Assets in the determination of the Final Net Working Capital). Buyer shall also assign its right in any remaining unpaid receivables to Seller concurrently with the delivery of the Final Closing Report. Buyer shall use reasonable commercial efforts consistent with past practices (but shall not be obligated to undertake any collection process or legal action) to collect the receivables, or to incur any material costs in excess of general items of overhead, and shall not compromise or otherwise settle any such receivables without Seller’s prior written consent. Seller shall have no liability to Buyer for any damages for any unpaid receivables not included as a Current Asset except for the amount of any adjustment under Section 3.3(c)(x). Buyer shall remit to Seller on a monthly basis for the first six (6) months and a quarterly basis thereafter any payments Buyer receives for unpaid receivables assigned to Seller pursuant to this Section 3.3(d) or comprising Write-Offs.

3.4.       Allocation of Purchase Price. No later than five (5) days prior to the Closing, Seller and Buyer shall mutually agree on the allocation of the sum of the Purchase Price (inclusive of the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) and all Treasury Regulations issued thereunder, which allocation shall be attached to this Agreement as Exhibit F. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected by Buyer and Seller in the allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder. For all Tax Returns and reports (including IRS Form 8594), the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with the allocation of the Purchase Price as agreed to by Buyer and Seller, and that none of them will take any position inconsistent therewith in any Tax Return (including any refund claim), except as otherwise required by a “determination” as defined in Section 1313 of the Code. The Parties shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by Section 1060 of the Code relating to the allocation of the consideration for the Purchased Assets. As used herein, “Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury, and “Code” means the Internal Revenue Code of 1986, as amended to the date hereof, or other applicable federal Tax statutes.

4.          Closing. The consummation of the purchase and sale contemplated by this Agreement, the transfer of possession of the Purchased Assets and the Business, and all related transactions (the “Closing”) shall take place at the office of Weintraub Tobin Chediak Coleman Grodin Law Corporation at 400 Capitol Mall, 11th Floor, Sacramento, California 95814, or at such other place as is mutually agreeable to the Parties, commencing at 9:00 a.m. Central Time on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth herein (other than those conditions that by their terms cannot be satisfied until the Closing) or at such other place or on such other date and time as is mutually acceptable to Buyer and Seller. The date and time of the Closing are referred to herein as the “Closing Date.”

4.1         Closing Deliveries by Seller. On or before the Closing Seller shall deliver to Buyer all documents and instruments necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transactions contemplated thereby, including without limitation:

(a)         Assets. The Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit D, as well any other documentation reasonably necessary to convey fully and effectively to Buyer the Assets and assign the Assigned Contracts in accordance with the terms hereof;

(b)         Assumed Liabilities. Such consents, assignments, or other documents or agreements requested by Buyer for the conveyance of the Assumed Liabilities;

(c)         Ancillary Agreements and Instruments. Duly executed (and as applicable notarized) signature pages to the Warranty Deed, Escrow Agreement, Employment Agreement for Eric Tompkins in the form attached as Exhibit E, and employment agreements for such other employees of Seller as are designated by Buyer prior to the Closing, all executed by the applicable employee and each and every ancillary agreement provided for hereunder;

(d)         Release of Liens; Permits. Reasonable documentation evidencing the release, or authorizing the release, of any liens existing as of the Closing on any of the Purchased Assets except with regard to any Assumed Liabilities as expressly approved by Buyer, Permit transfers, as required by Buyer;

(e)         FIRPTA Certificate and Good Standing Certificate. A duly executed non-foreign person affidavit compliant with Treasury Regulation Section 1.1445-2(b) certifying Seller’s non-foreign status and a good standing certificate for Seller from the Minnesota Secretary of State dated within ten (10) business days prior to the Closing Date;

(f)          Secretary’s Certificate. A certificate executed by the Secretary (or equivalent officer) of Seller certifying that (i) that the conditions to Seller’s obligations to close have been satisfied, (ii) that resolutions of Seller’s Board of Governors (or equivalent governing body) are in full force and effect authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) that resolutions of the Members (or equivalent owners or equity holders) of Seller approving this Agreement and the consummation of the transactions contemplated hereby are in full force and effect, (iv) Seller’s current articles of organization (or other equivalent organizational or governing document of Seller) is in full force and effect, and (v) Seller’s current operating agreement (or other equivalent organizational or governing document) is in full force and effect; and

(g)         Miscellaneous. Such other and further agreements, assignments, certificates, instruments, assurances and documents as may reasonably be required by Buyer in connection with the consummation of the transactions contemplated hereby.

4.2.         Closing Deliveries by Buyer. Buyer shall deliver or cause to be delivered to Seller or to the Escrow Account, as applicable:

(a)          Closing Consideration and Escrow Amount. Payment by Buyer to Seller of the Closing Consideration and payment by Buyer into the Escrow Account of the Escrow Amount in accordance herewith;

(b)          Assumed Liabilities. Such consents, assignments, or other documents or agreements reasonably requested by Seller for the conveyance of the Assumed Liabilities;

(c)          Ancillary Agreements. Duly executed signature pages to the Escrow Agreement, Employment Agreement for Eric Tompkins and each and every ancillary agreements provided for hereunder; and

(d)          Miscellaneous. Such other further agreements or assignments as are necessary to comply with the foregoing, and otherwise as shall be necessary to fulfill the obligations of Buyer hereunder which are to be fulfilled on the Closing Date.

4.3.        Instrument Date. Unless otherwise provided herein, all such instruments so delivered shall be dated as of the Closing Date and shall be satisfactory as to form and content to each Party and their respective counsel; provided however that no Party shall disapprove any instrument that gives that Party the substance of what the Party is entitled to receive hereunder.

5.           Representations and Warranties of Seller. Seller makes the following representations and warranties, each of which shall be true and correct as of the Effective Date and the Closing Date, except as modified pursuant to the applicable disclosure schedules accompanying this Agreement, each of which shall reference the specific Section modified (“Disclosure Schedules”). As used herein, “Knowledge” means the actual knowledge of any Member or any of the officers of Seller and the knowledge that each such individual would reasonably be expected to obtain in the course of diligently performing its, his or her duties for the Business.

5.1.        Power and Authority. Seller is a limited liability company, duly formed and existing and in good standing under the laws of the State of Minnesota, with full power and authority to own and operate the Business. Seller has the power to enter into and perform its obligations pursuant to this Agreement. Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Seller Parties and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or any ancillary agreement. This Agreement and all other agreements and instruments executed or to be executed by Seller Parties in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement constitute, when executed and delivered, the legal, valid and binding obligations of Seller Parties and are enforceable against Seller Parties in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights and subject to equitable principles.

5.2.        Qualification. Seller is qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business by Seller as now being conducted makes such qualification necessary.

5.3.        Ownership. Seller owns no interests in any corporation, limited liability company, partnership or other business entity. The Members constitute all the owners of Seller, and no other individual or entity has any right to acquire any member interest or associated economic interest in Seller. Except as provided in Seller’s operating agreement, there are no equity appreciation rights, purchase rights, restricted awards, restricted units, performance units, profits interests, phantom units, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or contracts outstanding to purchase or otherwise acquire any equity or any securities or debt convertible into or exchangeable for equity of Seller, or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or contract. Except under federal or state securities laws or as provided in Seller’s operating agreement, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of Seller.

5.4.        Due Execution and Delivery. This Agreement and all other agreements and instruments executed or to be executed by Seller Parties in connection with or pursuant to this Agreement have been or will be duly executed and delivered by Seller Parties.

5.5.        Absence of Conflicts and Consent Requirements. Except as set forth in Section 5.5 of the Disclosure Schedules, Seller is not subject to and is not a party to any charter or bylaw, or mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character that (i) adversely affects the Business, or financial condition of the Business or any of the Purchased Assets; (ii) would prevent consummation of the transactions contemplated hereby or would be violated or breached in any material respect by consummation of such transactions; (iii) would prevent Seller from complying with the terms, conditions and provisions of this Agreement; (iv) would adversely affect the ability of Buyer to operate the Business and Purchased Assets after the Closing on substantially the same basis as theretofore operated by Seller; or (v) would require the consent of any third party to the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the ancillary agreements to which Seller is a party and the consummation of the transactions contemplated hereby do not and will not (w) result in a violation of any law or order to which Seller or any of the Purchased Assets is subject; (x) conflict with or result in a violation of any provision of the articles of organization or other organizational documents of Seller; (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Assigned Contract or any published Seller privacy policy; or (z) result in the imposition of any lien upon any of the Purchased Assets. No consent, waiver, approval, authorization, order, permit or license from, or registration, declaration or filing with, or notice to, any governmental authority is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement or any ancillary agreement or the consummation of the transactions contemplated hereby. No person has any power of attorney to act on behalf of Seller in connection with its properties or business affairs.

5.6.         Title and Condition of Purchased Assets.

(a)         Except as otherwise provided in Section 5.22(a) of the Disclosure Schedules, Seller has good and marketable title to the Purchased Assets, and there are no encumbrances, liens, security interests or other charges, security interests, claims, rights or interests related to, secured by or outstanding against the Assets, except such liens as shall be paid and satisfied or otherwise provided for at Closing. Except as otherwise provided in Section 5.22(a) of the Disclosure Schedules, the Purchased Assets shall be transferred to Buyer so that they shall vest in Buyer free and clear of all liens and encumbrances and adverse claims of every character.

(b)         The Purchased Assets are all of the assets required for the operation of Seller’s Business, as it is presently conducted by Seller. No Purchased Assets have been disposed of other than sales or use in the ordinary course of business, and they have not been materially damaged or rendered inoperable for their intended purposes. The tangible Purchased Assets are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of Seller as conducted during the twelve (12) months preceding the Effective Date. The Accounts Receivable included in the Purchased Assets are bona fide in all respects, are owed by creditworthy customers in the ordinary course of business, are collectible, net of any Write Offs, and are not subject to any offsets or defenses to payment. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured. No portion of the Inventory is slow-moving, damaged, defective unusable, unsaleable or obsolete.

5.7.        Assigned Contracts. The Assigned Contracts were entered into in the ordinary course of Seller’s or any predecessor’s business and are in full force and effect in accordance with their terms. Seller has provided to Buyer true and complete copies of all such Assigned Contracts. Seller is not in default of any Assigned Contact, no event has occurred which with notice or lapse of time would constitute a breach or default by Seller of an Assigned Contract and, to the Knowledge of Seller Parties, no other party to any such Assigned Contract is in default thereof. Seller has all requisite power and authority to assign to Buyer the rights of Seller under all such Assigned Contracts, subject to obtaining any required consents of third parties thereunder as listed on Section 5.7 of the Disclosure Schedules.

5.8.        Proceedings and Liabilities. There are no court proceedings at law or in equity and no arbitrations or proceedings before any commission or administrative authority pending or to the Knowledge of Seller Parties threatened, or any orders or judgments in effect against or affecting Seller or Seller’s Business or the right to carry on Seller’s Business as conducted as of the date of this Agreement or affecting the Purchased Assets to be acquired hereunder. There are no orders, injunctions, awards, judgments or decrees outstanding against, affecting or relating to the Business or any of the Purchased Assets. Seller has no known liabilities for injury to any person or damage to property, no contingent liabilities and no liabilities not disclosed to Buyer.

5.9.        Contracts. Seller is not obligated under any purchase or sales commitments (other than purchases of inventory in the normal course of business), guarantees or similar agreements or leases (either as a lessor or as a lessee), or under any collective bargaining agreements, employment contracts or pension or profit sharing agreements that might result in an obligation or liability of Buyer as a result of the purchase of the Purchased Assets contemplated herein, except as listed on Section 5.9 of the Disclosure Schedules. A list of all contracts material to the Business (“Material Contracts”) is included in Section 5.9 of the Disclosure Schedules. Such Material Contracts comprise all contracts or groups of related contracts the performance of which (i) involves consideration in excess of Ten Thousand Dollars ($10,000) per year in the aggregate and cannot be canceled by Seller within thirty (30) days’ notice; (ii) materially restrict or prohibit the operations of the Business in any material manner or contain exclusive dealing or any similar exclusivity provisions or settlement provisions; (iii) contain price protection or “take or pay” provisions; or (iv) any other agreements that are otherwise material to the operation or future of the Business or establish rights or obligations material to the operation of the Business and are not generally available in the ordinary course of business at standard rates.

5.10.      [Intentionally Withheld].

5.11.       Taxes. Seller has (i) timely filed and has paid all federal, state and local, income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital and franchise or other returns or taxes (collectively “Taxes”) required to be filed or paid by Seller; (ii) timely paid all such Taxes required to be paid by it for which payment was due (whether or not reflected on any Tax return); and (iii) made all estimated Tax payments required to be made by it. There is no Liability for Taxes in excess of the amounts so paid or accruals or reserves established therefor. Buyer is not assuming any Tax liabilities arising with respect to Seller’s Business and Purchased Assets prior to the Closing. The federal and state income tax returns of Seller have not been audited by the Internal Revenue Service or any state Tax authorities and Seller has not received from the Internal Revenue Service or from the Tax authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any return or report filed by Seller. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax return or report. Seller is not delinquent in the payment of any Tax or in the filing of any Tax return, and no deficiencies for any Tax have been assessed against Seller or, to the knowledge of Seller Parties, been threatened, claimed or proposed against Seller. Seller has not consented to extend the time in which any amount of Taxes may be assessed or collected by any governmental authority, which extension is still outstanding. No claim has ever been made in writing by any governmental authority in a jurisdiction where Seller does not file Tax returns that Seller may be subject to taxation in that jurisdiction by reason of Seller’s conduct of the Business. The unpaid Taxes of Seller do not exceed the reserve for Tax liabilities set forth on the Financial Statements as adjusted for the passage time through the Closing Date in accordance with Seller’s past practices.

5.12.      Compliance; FDA and Permits. Seller has complied with all laws and governmental regulations in all respects applicable to its Business including without limitation those relating to safety, food and drug, labor and environmental, and Seller has all necessary permits, licenses, orders, ratings, and approvals of all federal, state, and local governmental bodies required to conduct the Business as presently conducted. There are no violations of any safety, food and drug, zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable to the Business or all or any part of the Purchased Assets, and Seller Parties have no Knowledge of any such claim or assertion by a governmental authority. Without limiting the foregoing, Seller specifically represents and warrants that all of Seller’s products were produced in accordance with United States and other applicable laws, are merchantable, unadulterated, free from defects and fit and safe for human consumption, and comply with applicable food and feed laws, regulations, rules and orders, including without limitation those of the U.S. Food and Drug Administration (the “FDA”) and the United States Department of Agriculture, and specifically, and without limitation, the Global Food Safety Initiative, and the Food Safety Modernization Act. Seller has, and at all times has had, all permits necessary to conduct the Business as presently conducted. All such permits are in full force and effect and no cancellation or suspension of any such permit is pending or, to the Knowledge of Seller Parties, threatened, and Seller has not received any written notice or, to the Knowledge of Seller Parties, other communication regarding any actual or alleged violation of or failure to comply with any term or requirement of any permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any permit.

5.13.      Financial Reports. The Disclosure Schedules include (i) the financial statements with accompanying notes of Seller, including the reviewed balance sheet dated as of December 31, 2017, and the related reviewed statements of income, changes in membership equity and cash flow for the fiscal year then ended; and (ii) the un-reviewed and un-audited balance sheet and statements of income for the year ended December 31, 2018 (collectively referred to as the “Financial Statements”). The Financial Statements and all other financial information produced by Seller to Buyer (x) are consistent with the books and records of Seller, which books and records are true, correct and complete; and (y) fairly and accurately present in all material respects the financial condition of the Business as of the dates indicated and the financial results of the Business for the periods then ended and (z) except as identified on Section 5.13 of the Disclosure Schedules, were prepared in accordance with GAAP, consistently applied with past practices. The books, records and accounts of Seller are true, complete and correct, have been maintained in accordance with good business practices on a basis consistent with past practices and accurately and fairly reflect the basis for the Financial Statements. Seller has established and maintains a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (I) transactions, receipts and expenditures of the Business are being executed and recorded timely; (II) transactions are recorded as necessary to permit preparation of Financial Statements, and to maintain accountability for assets; (III) the amount recorded for assets on the books and records of Seller are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (IV) accounts, notes and other receivables and inventory are not recorded materially inaccurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since April 1, 2017, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent Liabilities or otherwise), of Seller with respect to the Business.

5.14.      Absence of Liabilities. Other than as disclosed on the Financial Statements, Seller does not have any liabilities or obligations of any nature other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect (as defined below) on the business, financial condition or results of operation of Seller.

5.15.      Customer Deposits; Utilities. Schedule 2.1(b) contains a true, correct and complete list of all customer deposits and advance payments for products and services received by Seller prior to Closing. All utility bills currently due have been paid and the costs for utility usage prior to Closing shall be paid at Closing. Seller shall take all action necessary in order for all utilities serving the Businesses to remain in service and available to Buyer at Closing.

5.16.      Insurance. Seller has maintained and shall maintain casualty insurance in the amount of the full replacement value of the Purchased Assets. Such policies are in full force and effect and each (or a substantially equivalent replacement) will be maintained in full force and effect through Closing. Seller has maintained and will continue to maintain in force liability insurance coverage adequate to protect the Purchased Assets and the Business through the date of Closing.

5.17.      Employees and Employee Benefit Plans.

(a)         Employees and Layoffs. None of the Business employees are covered by a labor or trade union (whether registered or not under applicable laws) or collective bargaining agreement. Seller has delivered to Buyer a complete and accurate list of each Business employee and each contractor as of the date hereof (which list may be updated periodically by Seller to the extent necessary to reflect changes in the employment or engagement status of such Business employees and contractors (as applicable)). Seller has made available to Buyer an accurate list of (i) exempt or non-exempt employees; (ii) current base salary, wage rate or fees; and (iii) target bonus percentage or amount and sales commission target (if applicable) for the current year. Seller has taken no action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar foreign, state or local applicable laws (collectively “WARN Act”), issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local applicable law, or incurred any liability or obligation under the WARN Act or any similar foreign, state or local applicable law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar foreign, state or local applicable law.

(b)         Compliance with Employment Laws. Seller has complied with all applicable laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, affirmative action, equal opportunity, plant closures and layoffs, workers’ compensation, unemployment insurance and labor relations, including laws relating to termination of employment and relating to job applicants and employee background checks. No action that arises out of the current, former or potential employment or service relationship between Seller and any Business employee is pending or, to the Knowledge of Seller Parties, has been threatened against Seller.

(c)          Benefit Plans. There exist no unfilled obligations to contribute or pay any expenses with respect to any employee benefit plan for any plan year or other fiscal period ending on or before Closing, and all obligations to contribute or pay any expenses with respect to any employee benefit plan for the plan year or other fiscal period containing the Closing have been paid or accrued by Seller; no loan from any employee benefit plan remains unpaid other than loans to participants made in the ordinary course of the operation of the plan, and no amount is due or owing from Seller or a subsidiary to the Pension Benefit Guaranty Corporation under Title IV of ERISA for any reason, or to any “multiemployer plan” (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom and there are no negotiations, actions, suits or other claims, or overt written threats thereof, against any employee benefit plan. Seller is in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (commonly referred to as “COBRA”) and the rules and regulations promulgated thereunder in all material respects. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller to severance pay, or any other payment, except as expressly provided in this Agreement; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee; or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

5.18.      Intellectual Property. Seller owns all right, title and interest in and to all trade names used in the Business, Seller’s logo, all assumed business names, trade names, trademarks, service marks and applications pertaining to the Business, free and clear of liens and has the right to use all such assets without payment to a third party within the geographic areas in which the Business is currently conducted. Section 5.18 of the Disclosure Schedules contains a complete and accurate list of all assigned intellectual property that is issued or registered or subject to application for issuance of registration. Seller owns or is licensed to use, free and clear of all liens except for any contractual obligations under the applicable license agreements, all rights in Seller’s interest in the intellectual property rights that are necessary for the operation of the Business. Any licenses not comprising off-the-shelf and commercially available software are identified on Section 5.18 of the Disclosure Schedules. No action is pending or has been threatened by Seller with respect to any intellectual property rights in connection with the operation of the Business. The operation and conduct of the Business by Seller does not infringe, misappropriate, or dilute, and has not infringed, misappropriated, or diluted any intellectual property rights of any third party.

5.19.      IT Systems and Privacy. Sellers have taken reasonable measures to preserve and maintain the performance and security of the communications networks, computer equipment, and related information and technology owned by Seller, and such systems are in good repair and operating condition. The systems have not suffered any loss of data or breaches that have resulted in (i) the unauthorized disclosure or loss of any personal information; or (ii) a third party obtaining unauthorized access to any such personal information. Seller has implemented commercially reasonable backup, security and disaster recovery procedures for protection of personal information. Seller’s privacy practices conform (and at all times have conformed) to applicable privacy, protection and/or data security laws and regulations. There is no pending action against Seller and Seller has not received any written inquiry or written complaint from a regulatory authority in any jurisdiction regarding any disclosure of personal information with respect to the Business.

5.20.      Absence of Changes since Financial Statements. Since the date of the latest Financial Statements provided to Buyer, Seller has operated the Business in the ordinary course of business consistent with past practices, and since such date there has not been any:

(a)         Material Adverse Effect or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect (as used herein, “Material Adverse Effect” means with respect to the Purchased Assets or the Business, any change, circumstance, event or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Purchased Assets or the Business or the ability of Seller to consummate the transactions contemplated by this Agreement;

(b)         Incurrence, creation or assumption by Seller of (i) any lien on any of its assets or properties, (ii) any liability for borrowed money, or (iii) any liability as a guarantor or surety with respect to the obligations of another person or entity;

(c)         Discharge of any lien on any of its assets or properties, or payment or discharge of any of its liabilities;

(d)        Purchase, license, sale, grant, assignment or other disposition or transfer, or any contract, agreement or other arrangement for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of assets of any Seller Party, properties or goodwill other than sales of Seller’s products or services to its customers in the ordinary course of business consistent with its past practices;

(e)         Damage, destruction or loss of any material property or material asset, whether or not covered by insurance or liability incurred by Seller to any of its officers, directors or employees, except for normal and customary compensation and expense allowances payable in the ordinary course of its business consistent with past practices;

(f)          Making by Seller of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or owners or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment, or change in the manner in which Seller extends discounts, credits or warranties to customers;

(g)        Entering into, amendment of, termination or nonrenewal of any Material Contract, any default under any Material Contract (or other right or obligation), or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Material Contract (or other right or obligation) or making or entering into any contract with respect to any acquisition, sale or transfer of any material asset of Seller;

(h)         Entering into by Seller of any contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that is not entered into in the ordinary course of its business consistent with past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with past practices;

(i)          Any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of any of Seller’s assets;

(j)         Any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(k)         Any negotiation by or entry into any contract to do any of the foregoing (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated hereunder).

5.21.      Brokerage. Seller Parties have not employed, and will not employ, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

5.22.      Real Property and Environmental Matters.

(a)         Conveyed Real Property. The Real Property shall be conveyed to Buyer by Warranty Deed, free and clear of all liens and encumbrances except those matters specified in Section 5.22(a) of the Disclosure Schedules. On the Closing Date, Buyer shall be provided with a commitment to issue standard coverage form of title insurance policy in the amount allocated to the Real Property, insuring that title thereto is vested in Buyer subject only the exceptions to title set forth in the standard coverage form of title insurance policy. To the Knowledge of Seller Parties, neither Seller Parties nor any of their Affiliates has received notice (whether oral or written) from Burlington Northern Railroad Company, its successors or assigns that it intends to use its easement rights described in “Exception 11” in that certain Proforma Alta Owner’s Policy of Title Insurance, issued by Stewart Title Guaranty Company, file number 01040-22585, the underlying documents for which are that certain Quit Claim Deed, dated January 11, 2989, filed July 25, 1989, as Document No. 495344 in the Office of the Polk County Recorder and that certain Corrective Quit Claim Deed, dated May 29, 1990, filed June 13, 1990, as Document No. 501122 in the Office of the Polk County Recorder in a manner materially different than its current usage.

(b)         Other Real Property. Other than the Real Property, Seller does not own or lease any real property that is used in the Business and has not entered into any contract to purchase or lease or been granted any option to purchase or lease any real property for use in the Business. As used herein, “Affiliate” means any person or entity that controls or is controlled by, or is under common control with, the designated Party. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether by ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other interest of a person or entity.

(c)         Environmental Laws. Seller is, and has been, in compliance with all applicable laws, rules and regulations promulgated by any governmental authority that prohibit, regulate or control any hazardous material or any hazardous material activity, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, the Clean Water Act, as such of the foregoing are promulgated and in effect on or prior to the Closing Date (collectively “Environmental Laws”) and is in possession of, and in compliance with, all environmental permits used or required to operate the Business. Seller has not received from any governmental authority any notice of violation or alleged violation of any Environmental Law. As of the date hereof, no claim for losses under any Environmental Law is pending or, to the Knowledge of Seller Parties, threatened against Seller or any of its Affiliates. There are no hazardous materials present in the soil or groundwater at, within, under or from any real property owned or occupied by Seller that requires investigation or remediation by Seller or any of its Affiliates under applicable Environmental Laws. Neither Seller nor any of its Affiliates have disposed or arranged for the disposal of any hazardous materials at any off-site location. Seller has not assumed any liability or any losses under any Environmental Law by contract or operation of law.

5.23.      Related Party Transactions. Seller has not, and for purposes of any applicable law, never has been deemed to have: (i) acquired or have the use of property for proceeds greater than the fair market value thereof; (ii) received services or have the use of property for other consideration than the fair market value thereof; (iii) received or paid interest or any other amount other than at a fair market value rate, in each case from any of Seller’s Affiliates, officers, directors or key employees; (iv) disposed of property for proceeds less than the fair market value thereof; or (v) performed services for other consideration than the fair market value thereof. To the Knowledge of Seller Parties, no Affiliate of Seller, nor any immediate family member of an officer or director of Seller or any Member, has a direct ownership interest in any entity that competes with, or does business with, or has any contractual arrangement with, Seller. Except as provided in Section 5.23 of the Disclosure Schedules, none of such Affiliates or, to the Knowledge of Seller Parties, immediate family members thereof, is a party to, or is otherwise directly or indirectly interested in any contract with Seller.

5.24.      Customers and Vendors. Section 5.24 of the Disclosure Schedules sets forth (i) a list of each of the top ten (10) existing customers ranked on the basis of total sales for the past twelve (12) months and such customer’s historical purchases for such twelve (12) month period; and (ii) a list of the top ten (10) vendors of Seller, ranked by expenditures with such vendors during the past twelve (12) months, and the expenditures for such vendor for such twelve (12) month period. Seller has made available to Buyer all contracts with the existing customers and existing vendors. Seller is not engaged in any dispute with any existing customer or vendor and, to the Knowledge of Seller Parties, no existing customer or vendor intends to terminate, limit or reduce its existing business relations with Seller.

5.25.      Seller Products. Each of Seller’s products developed, manufactured, sold, licensed, leased or delivered by Seller (collectively, “Seller Products”) conforms and has been in conformity with all specifications for such Seller Products, all applicable contractual commitments and all applicable express and implied warranties and guarantees. Seller has no liability or obligation, and to the Knowledge of Seller Parties, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability or obligation, or for any obligation with respect to replacement or repair thereof or other damages in connection therewith, indemnification with respect thereto or other damages in connection therewith.

5.26.      No Omissions. No representation or warranty of Seller, nor any statement, certificate, schedule or exhibit, schedule, list or other document furnished or to be furnished by or on behalf of Seller or pursuant hereto contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements herein or therein not misleading under the circumstances. No investigation by or on behalf of Buyer or information revealed as a consequence thereof shall absolve Seller from any liability for any such untrue statement or omission.

6.           Representations and Warranties by Buyer. Buyer makes the following representations and warranties, each of which shall be true and correct as of the Effective Date and the Closing Date:

6.1.       Organization. Buyer is a corporation duly organized and formed and existing and in good standing under the laws of the State of California. Buyer has the power to enter into and perform its obligations pursuant to this Agreement. Buyer’s execution, delivery and performance of this Agreement and all other agreements and instruments executed or to be executed by Buyer in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Buyer. This Agreement and all other agreements and instruments executed or to be executed by Buyer in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights and to equitable principles.

6.2.        Absence of Conflicts and Consent Requirements. Buyer is not subject to and is not a party to any charter or bylaw, or mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character that would prevent consummation of the transactions contemplated hereby or would be violated or breached in any material respects by consummation of such transactions. No consent, waiver, approval, authorization, order, permit or license from, or registration, declaration or filing with, or notice to, any governmental authority is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.           Additional Covenants.

7.1.        Investigation of Business; Access to Properties and Records. Prior to the Closing, Seller shall give to Buyer and its legal counsel, accountants and other representatives full access during normal business hours to all of the Purchased Assets for inspection (including environmental inspection), and to the books, contracts, commitments and records of the Business, and shall permit them to consult with management employees of the Business to allow Buyer full opportunity to make such investigations as are necessary to analyze the affairs of the Business.

7.2.       Efforts. Subject to the terms and conditions herein provided, Seller Parties and Buyer agree to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable commercial efforts: (i) to obtain all necessary waivers, consents, releases and approvals from other parties to the Assigned Contracts; (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any applicable law or regulation; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; (iv) to effect all necessary registrations and filings and submissions of information requested by governmental authorities; and (v) to fulfill all requirements of this Agreement.

7.3.       Preservation of Business and Goodwill. Subject to the terms and conditions of this Agreement and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall (i) use reasonable commercial efforts to preserve and keep the Purchased Assets and Business in good repair, working order, and condition, including its present operations, physical facilities, working conditions, and relationships with suppliers, customer and employees; and (ii) maintain proper business and accounting records and maintain existing insurance on its properties. Seller Parties shall notify Buyer of any event or transaction of which they become aware prior to Closing that could materially affect Buyer, Seller, the Purchased Assets, or the Business in an adverse manner. Except as otherwise requested by Buyer, and without making any commitments on Buyer’s behalf, Seller shall use its reasonable commercial efforts in the normal course of business to keep available to Buyer the services of the employees of Seller, and to preserve for Buyer the goodwill of the customers of Seller and others having business relations with it. Seller shall not sell or otherwise transfer or assign any of the Purchased Assets prior to Closing without the prior written consent of Buyer other than sales of Inventory in the ordinary course of business. Seller shall conduct its business in the normal, usual manner, and will use its reasonable commercial efforts to preserve the Purchased Assets intact. In addition, Seller shall provide Buyer with a copy of its monthly financial statements promptly after the close of each month prior to Closing.

7.4.        Assignment of Contracts. To the extent the assignment of any contract, lease, commitment, or any asset to be assigned to Buyer pursuant to the provisions hereof requires the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. Seller shall use reasonable commercial efforts to procure any required consent to assignment prior to Closing. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefit of any such contract, agreement, commitment, or other asset, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.

7.5.        Employee Matters. Before the Closing, Seller (i) shall prepare a list of the names of all persons on the payroll of Seller and the amounts to be due on the Closing Date as are required to be paid to satisfy all compensation obligations to such employees, independent contractor, and consultants as of the Closing Date; and (ii) will not, without Buyer’s prior written consent, enter into any agreement with its employees, independent contractor, or consultants, increase the rate of compensation or bonus payable to or to become payable to any employee independent contractor, or consultant, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices. As of the Closing Date, Seller shall (y) terminate all of its employees, independent contractors, and consultants; and (z) be solely responsible for and shall pay when due in accordance with past business practices consistent with all applicable laws, rules and regulations promulgated by any governmental authority, to each person previously or currently employed by Seller (including all employees that have been or will be terminated by Seller) all wages, compensation, bonuses, deferred compensation, overtime, profit sharing benefits, workers’ compensation, sick pay, vacation, personal days and severance pay benefits accrued through and including the Closing Date. It is Buyer’s intention to offer to hire on the Closing Date, subject to Buyer’s standard screening process, a substantial portion of the current active employees of Seller, except those employees on lay-off, leave of absence, long-term disability, and short-term disability, who shall remain the responsibility of Seller. Buyer is making no representation or warranty that Buyer will hire any employee, independent contractor or consultant of Seller. No such responsibility or obligation shall constitute an Assumed Liability in any way whatsoever. Any employee independent contractor or consultant whose compensation is based upon commissions earned through the Closing Date shall be paid such commissions following the Closing Date as soon as is reasonably practicable following the calculation of such amounts. Seller shall retain all liabilities under any employee plans/agreements. Buyer is not assuming, and shall not have any responsibility whatsoever for the continuation of, or any liability under or in connection with any employee plans/agreements.

7.6.        Competition Provision. For a period of three (3) years following the Closing Date:

(a)         Non-Compete. No Seller Party shall, directly or indirectly, engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be employed by, be associated with, or in any manner be connected with any entity or person engaged in a business that is directly or indirectly competitive with the Business within three hundred fifty (350) miles of the Facility; provided, however, that a Seller Party may acquire or otherwise own less than one percent (1%) of the outstanding capital stock of an entity that is listed on any national securities exchange other than the stock of Buyer;

(b)         No Interference with Employees. No Seller Party shall, directly or indirectly: (i) cause, solicit, induce, or attempt to cause, solicit or induce any employee, agent, or independent contractor of Buyer to terminate such relationship with Buyer; (ii) in any way interfere with the relationship between Buyer and any of its employees, agents, or independent contractors; or (iii) at any given time, hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any entity or person who was an employee, agent, or independent contractor of Buyer at any time within six (6) months preceding such time.

(c)         No Interference with Vendors and Customers. No Seller Party shall, directly or indirectly: (i) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by Buyer or the Business on or before the Closing Date, , to (A) terminate, curtail, or otherwise modify its relationship with Buyer or (B) engage in business with a competitor of Buyer; or (ii) interfere in any way with the relationship between Buyer, and any of its customers, suppliers, licensors, licensees, or any such prospective customers, suppliers, licensors, or licensees.

(d)         No Disparagement. No Seller Party shall make any disparaging statement, either orally or in writing, regarding Buyer, or the business, products, or services thereof, or any of its members, managers, directors, officers, employees, or agents.

(e)          Reasonable Limitations. Seller Parties agree that this Section 7.6, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to preserve the goodwill of the Business, protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets, and to prevent an unfair advantage from being conferred on Seller and Members, and that such provisions will not unreasonably restrict any Seller Party’s ability to earn a livelihood in the future.

(f)         Severability. Seller Parties have each entered into this Agreement with the understanding, based on the advice of their respective attorneys that the provisions of this Section and all other Sections of this Agreement are enforceable in all respects and Buyer and Seller Parties intend that all provisions be enforced to the fullest extent permitted by law. Accordingly, if any provision of this Section 7.6 (or any other term in this Agreement) is held by a court of competent jurisdiction to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be reformed and modified, by limiting and reducing it, so as to be enforceable to the maximum extent allowed by applicable law. If, however, any such provision is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) the portions of such provision that are illegal, invalid or unenforceable shall be fully severable; (ii) this Agreement shall be construed and enforced as if such portions were never a part of this Agreement; and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by the severance.

(g)         Material Terms. Seller Parties acknowledge that the covenants set forth in this Section 7.6 are essential and material terms of the transactions contemplated hereby and essential for the protection of Buyer and the goodwill purchased from Seller and that, but for the provisions of this Section 7.6, Buyer would not have entered into the transactions contemplated hereby at the Purchase Price set forth herein, and instead would have done so at a substantially lower Purchase Price or would not have done so at all.

(h)         Remedies. Seller Parties acknowledge that any breach of this Section 7.6 would result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, Seller Parties acknowledge and agree that, in the event of a breach or threatened breach by any Seller Party, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against such Seller Party, including temporary restraining orders and preliminary and permanent injunctions to restrain such Seller Party from such breach or threatened breach and to compel compliance with the obligations of such Seller Party, and such Seller Party waives the posting of a bond or undertaking as a condition to such relief. The terms of this Section shall not prevent Buyer from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from such Seller Party.

7.7.        [Intentionally Omitted].

7.8.        Confidentiality. Each Seller Party shall (i) treat and hold in strict confidence all technical, business, and other information of Seller or Buyer, related to the operations of the Business or the Purchased Assets not generally known to the public or to any other entity or person that can obtain value from its disclosure or use, whether or not in writing, which derives value, economic or otherwise, from being not generally known to the public (“Confidential Information”) including, but not limited to, all tangible embodiments (and all copies) of the Confidential Information which are in any of their possession or control; (ii) refrain from using any of the Confidential Information except in connection with this Agreement and, as applicable, pursuant to the services provided to Buyer as a consultant or employee of Buyer or as needed to file Tax returns; and (iii) promptly deliver to Buyer or destroy all copies of the Confidential Information in their possession or control, except to the extent required pursuant to applicable law, regulation, or internal document retention or compliance policy of the Seller or the Seller Parties (and such retained Confidential Information or portion thereof will remain subject to the other terms and conditions of this Agreement). In the event that Seller or a Member is asked or required (by oral question or request for information or documents in any proceeding) to disclose any Confidential Information, such Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.7.

7.9.        Further Assurances; Litigation Support. Seller Parties and Buyer agree that, from time to time, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement. In the event and for so long as Buyer or Seller actively is contesting or defending against any proceeding, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with the contesting or defending such Party and such Party’s counsel in the contest or defense, make available such Party’s personnel and provide such testimony and access to such Party’s books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent the contesting or defending Party is entitled to indemnification therefor hereunder).

8.           Conditions to Obligations.

8.1.        Conditions of Buyer. The obligations of Buyer to consummate the transactions contemplated herein are subject to the satisfaction, fulfillment, or, at the sole discretion of Buyer, waiver, on or prior to the Closing of the following conditions, and if Buyer shall not consummate the transactions herein contemplated by reason of the failure of such conditions to have been satisfied as hereby provided, then Buyer shall have no liability to Seller Parties:

(a)         Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, covenants, approvals, deliveries, consents, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Seller Parties shall have been filed, made, duly executed and obtained and copies thereof shall have been delivered to Buyer in form and substance satisfactory to Buyer.

(b)         Performance of Covenants. Every covenant and agreement made by Seller Parties hereunder which is required to be performed at or before the Closing shall be performed to the extent required hereunder as of Closing including, but not limited to, Exhibit F. Seller shall provide to Buyer Seller’s certification of compliance with this condition.

(c)         Representations and Warranties. The representations and warranties of Seller Parties contained in this Agreement and in any exhibit, schedule, instrument, agreement or other document delivered to Buyer pursuant hereto, shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing, or such schedules and instruments had been delivered on such date. Seller shall provide to Buyer Seller’s certification of compliance with this condition. There shall have been no material adverse change in the Business or the Purchased Assets before the Closing Date.

(d)         Books and Records. Seller shall have provided Buyer with all Material Contracts, Assigned Leases, Tax returns and other financial information reasonably required by Buyer with respect to its Businesses, and shall have made available for inspection to Buyer and its agents the Business’s premises, books and records during Seller’s reasonable business hours.

(e)        No Restraining Order; Litigation. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that, in Buyer’s sole judgment, restrains or prohibits or restricts in any manner the consummation of the transactions contemplated hereby or imposes conditions on such consummation not otherwise provided for herein.

8.2.        Conditions of Seller. The obligations of Seller to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Closing of the conditions set forth herein below, and if Seller shall not consummate the transactions herein contemplated by reason of the failure of such conditions to have been satisfied as herein provided, then Seller shall have no liability to Buyer:

(a)          Performance of Covenants. Every covenant and agreement made by Buyer hereunder which is required to be performed at or before the Closing shall be performed to the extent required hereunder as of Closing including, but not limited to, Exhibit F. Buyer shall provide to Seller Parties Buyer’s certificate of compliance with this condition.

(b)        Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any exhibit, schedule, instrument, agreement or other document delivered to Seller pursuant hereto, shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing, or such schedules and instruments had been delivered on such date.

(c)        No Restraining Order; Litigation. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that, in Seller’s sole judgment, restrains or prohibits or restricts in any manner the consummation of the transactions contemplated hereby or imposes conditions on such consummation not otherwise provided for herein.

9.           Termination. This Agreement may be terminated prior to Closing by (i) the mutual written consent of Seller and Buyer; or (ii) by either Party if such Party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other Party, which shall not have been cured by such other Party within five (5) days after written notice to such other Party specifying in detail such asserted error, misstatement, or omission, or if such breach cannot be cured within five (5) business days that the Party begin to diligently commence the curing the breach within the five (5) business day period and cure the breach not later than thirty (30) days after the expiration of the five (5) business day period or by the Closing Date, whichever first occurs.

10.          Survival; Indemnity Obligations.

10.1.      Survival. The representations and warranties contained in this Agreement shall continue in effect through and including March 31, 2020 and shall thereafter terminate and be of no further force and effect; provided that the representations and warranties set forth in Section 5.1 (Power and Authority), Section 5.2 (Qualification), Section 5.4 (Due Execution and Delivery), Section 5.6(a) (Title and Condition of Assets), Section 5.11 (Taxes), Section 5.21 (Brokerage) and Section 5.22(c) (Environmental Laws) (collectively, “Fundamental Representations”) shall survive until the date that is thirty (30) days after the expiration of the statute of limitations applicable to any claims relating to such representations and warranties. The covenants contained in this Agreement shall survive the Closing Date in accordance with their terms.

10.2.      Indemnification by Seller Parties. Seller Parties, jointly and severally, agree to indemnify, defend, save and hold Buyer, and each of Buyer’s agents, employees, Affiliates, officers, and directors (each individually, “Buyer Indemnitee”) harmless from and against any and all damages, indebtedness, obligations, liabilities, losses, expenses, assessments, penalties, fines, judgments, awards, settlements, costs, fees, expenses or deficiencies of any nature whatsoever and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future (including and without limitation, attorneys’ fees and other costs and expenses incident to any claim, demand, action, suit, arbitration, investigation or similar proceeding) (collectively, “Losses”) incurred, suffered or sustained by any Buyer Indemnitee which is caused by, resulting from or arising out of: (i) any breach of any representation or warranty of Seller contained in Section 5 of this Agreement or in any certificate delivered by any Seller Parties hereunder; (ii) any breach of any covenant or agreement set forth herein by any Seller Parties or any non-fulfillment of any obligation of any of Seller Parties under this Agreement, provided that in the case of a breach in the provisions of Section 7.6 only the Seller Party who breaches the provisions of Section 7.6 shall have liability to any Buyer Indemnitee under the provisions of this Section 10 for such breach; and (iii) any Excluded Liabilities or any Taxes of any of Seller Parties with respect to periods ending on or prior to the Closing Date.

10.3.       Indemnification by Buyer. Buyer hereby agrees to indemnify, defend, save and hold Seller Parties harmless from and against any and all Losses incurred, suffered or sustained by Seller Parties which are caused by, resulting from or arising out of (i) any breach of any representation or warranty of Buyer contained in Section 6 of this Agreement; (ii) any breach of any covenant or agreement set forth herein by Buyer or any non-fulfillment of any obligation of Buyer under this Agreement; and (iii) the Assumed Liabilities.

10.4.       Indemnification Procedures.

(a)         Claims and Responses. A Party seeking indemnification hereunder (“Indemnitee”) will give prompt written notice (“Claim Notice”) to the Party from which indemnification is sought (“Indemnitor”) of any claim which it discovers or of which it receives notice after the Closing (including any claim or action brought by a third party) and which might give rise to a right of indemnification by it against Indemnitor under this Agreement (“Claim”), stating the nature, basis and (to the extent known) estimated amount thereof (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, “Claimed Amount”); provided that the failure to give prompt notice of such Claim shall not jeopardize any Indemnitee’s right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim. During the thirty (30) day period commencing upon receipt by Indemnitor of a Claim Notice from Indemnitee (“Dispute Period”), Indemnitor may deliver to such Indemnitee a written response (“Response Notice”) in which Indemnitor (i) agrees that the full Claimed Amount is owed to Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to Indemnitee. If the Response Notice is delivered in accordance with clauses (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the claim set forth in such Response Notice that only a portion or no part of the Claimed Amount is owed to Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to Indemnitee pursuant to the applicable Response Notice (or the entire Claimed Amount, if such Response Notice asserts that no part of the Claimed Amount is owed to Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications in accordance with this Agreement by Indemnitee to the Claimed Amount). If a Response Notice with respect to a Claim Notice is not received by Indemnitee prior to the expiration of the Dispute Period applicable to such Claim Notice, then Indemnitor shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount set forth in such Claim Notice is owed to Indemnitee.

(b)         Uncontested and Contested Amounts. If a Response Notice with respect to a Claim Notice agrees that the full Claimed Amount set forth in such Claim Notice is owed to Indemnitee, or if no Response Notice is received by Indemnitee from Indemnitor prior to the expiration of the Dispute Period applicable to such Claim Notice, then (i) the Parties shall cause the Escrow Agent to release an amount equal to such Claimed Amount to Indemnitee from the Escrow Account, to the extent of the then-outstanding balance of the Escrow Account, and (ii) subject to the limitations, terms and conditions of this Agreement and the Escrow Agreement, if the Escrow Account is insufficient to cover such Claimed Amount in full, then Indemnitor shall pay the shortfall amount in cash within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of such Dispute Period the remaining amount due to such Indemnitee. If a Response Notice with respect to a Claim Notice delivered to Indemnitee during the Dispute Period applicable to such Claim Notice agrees that part, but not all, of the Claimed Amount set forth in such Claim Notice is owed to Indemnitee (“Agreed Amount”), then (i) the Parties shall cause the Escrow Agent to release an amount to Indemnitee from the Escrow Account, to the extent of the then-outstanding balance of the Escrow Account, and (ii) subject to the limitations, terms and conditions of this Agreement and the Escrow Agreement, if the Escrow Account is insufficient to cover such Agreed Amount in full, then Indemnitor shall pay in cash within three (3) Business Days following the delivery of such Response Notice the remaining amount due to such Indemnitee. If a Response Notice with respect to a Claim Notice is delivered to Indemnitee during the Dispute Period applicable to such Claim Notice indicating that there is a Contested Amount, then Indemnitee and Indemnitor shall negotiate in good faith for a thirty (30) day period to resolve the dispute related to the Contested Amount. If Indemnitor and Indemnitee resolve such dispute, such resolution shall be binding on Indemnitor and Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee (“Stipulated Amount”) shall be signed by Indemnitee and Indemnitor. Following the execution of such settlement agreement, the Parties shall cause the Escrow Agent to release an amount equal to the Stipulated Amount to Indemnitee from the Escrow Account, to the extent of the then-outstanding balance of the Escrow Account. Subject to the limitations, terms and conditions of this Agreement and the Escrow Agreement, if the Escrow Account is insufficient to cover such Stipulated Amount in full, then Indemnitor shall pay in cash within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in such settlement agreement) the remaining amount due to such Indemnitee. In the event that there is a dispute relating to any Claim Notice or Contested Amount that cannot be settled in accordance herewith (including the time periods set forth therein), such dispute shall be resolved in accordance with Section 11.17.

(c)         Escrow Releases. Within sixty (60) days from the Closing Date, Buyer shall provide a written statement in reasonable detail of all Claims to Seller, and within three (3) Business Days following the expiration of such sixty (60) day period, Seller shall direct the Escrow Agent to release to Seller an amount equal to (i) Two Hundred Fifty Thousand Dollars ($250,000), minus (ii) the Retained Amount. As soon as the Continuing Claims are resolved pursuant to the procedures set forth in this Section 10.4, Buyer shall direct the Escrow Agent to release any associated Retained Amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement to Seller. All payments made from the Escrow Account or otherwise pursuant to this Section 10.4 shall be treated by the Parties as an adjustment to the Purchase Price, and each Party shall file all Tax returns in a manner consistent with the foregoing. As used in this Agreement, “Continuing Claim” shall mean a claim pursuant to the procedures set forth in this Section 10.4 and under the Escrow Agreement and for which the obligations to indemnify, if any, shall not have been previously satisfied from the Escrow Account. As used in this Agreement, “Retained Amount” shall mean the amount with respect to which Buyer shall have, prior to the Escrow Expiration Date, previously made a Continuing Claim.

(d)         Defense of Third Party Claims. In the case of any Claim by any third party with respect to which Indemnitor may have liability for indemnification under this Agreement, Indemnitor shall be entitled to defend against such claim after written notice from Indemnitor to Indemnitee of its election to assume such defense within thirty (30) days of receipt of a Claim Notice; provided that if Indemnitor is one or more Seller Parties, then such Indemnitor shall not have the right to defend or direct the defense of any such Claim by a third party that (i) seeks as the principal form of relief an injunction or other equitable relief that would prevent or interfere with the ongoing business operations of Indemnitee, (ii) seeks an amount of losses that would reasonably be expected to exceed the amounts for which Indemnitor is obligated to indemnify, or (iii) relates to or arises in connection with any criminal action against a Buyer Indemnitee. Indemnitor’s assumption of such defense will be deemed to be an acknowledgment of Indemnitor’s obligation to indemnify Indemnitee hereunder against any losses that may result from such Claim by a third party without reservation of rights provided that in no event shall Indemnitor’s liability exceed that described in Section 10.5. In the event that Indemnitor controls the defense of any Claim by a third party, then Indemnitee shall make available to Indemnitor any documents and materials in Indemnitee’s possession or control that are reasonably necessary to the defense of such Claim. If Indemnitee controls the defense of the Claim by a third party, then Indemnitor shall make available to Indemnitee any documents and materials in Indemnitor’s possession or control that are reasonably necessary to the defense of such Claim. So long as Indemnitor has assumed the defense of any Claim by a third party in accordance herewith and notified Indemnitee in writing thereof pursuant hereto: (x) Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim by the third party; and (y) Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to such Claim by the third party without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the case of any Claim by a third party where Indemnitor has assumed the defense of such Claim in accordance herewith and reasonably believes that it would be appropriate to settle such claim using equitable remedies (e.g., remedies involving the future use of the Purchased Assets), Indemnitor and Indemnitee shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

10.5.       Certain Limitations. The liability of any of Seller Parties or Buyer, as applicable, for indemnification claims under this Agreement shall be limited by the following:

(a)         The obligations to indemnify and hold harmless a Party in respect of a breach of representation, warranty or covenant shall terminate on the applicable survival date as set forth in Section 10.1, unless, with respect to such representation, warranty or covenant, an Indemnitee has made a proper claim for indemnification pursuant to this Section 10 prior to such survival date. If an Indemnitee has made a proper claim for indemnification pursuant to this Section 10 prior to such survival date, then such claim will not be extinguished by the passage of the deadlines set forth in Section 10.1.

(b)         In no event shall the aggregate liability of Seller Parties pursuant to Section 10.2(i) exceed an aggregate amount equal to Five Hundred Thousand Dollars ($500,000). In no event shall Buyer assert a Claim under Section 10.2(i) (other than in respect of a Fundamental Representation) unless and until all Claims made under Section 10.2(i) exceed an aggregate of Thirty-Five Thousand Dollars ($35,000) at which point Seller Parties will be obligated to indemnify Buyer Indemnitees from and against the amount of the Losses exceeding Thirty-Five Thousand Dollars ($35,000). For purposes of determining the amount of any Losses related to any breach of any representation or warranty, no effect shall be given to any “Material Adverse Effect” or other materiality qualification in the relevant representation or warranty.

(c)         The representations, warranties and covenants of Seller Parties, and the rights and remedies that may be exercised by Buyer Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of Buyer Indemnitees or any of their representatives. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10 shall limit the liability of any Party for fraud or intentional misrepresentation related to the representations and warranties contained in this Agreement.

11.          Miscellaneous.

11.1.      Entire Agreement. This document constitutes the entire agreement between the Parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein.

11.2.       Survival. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing as described in Section 10.1.

11.3.       Amendment. The provisions of this Agreement may be modified at any time by agreement of the Parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the Parties.

11.4.      Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

11.5.       Nonassignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the non-defaulting Parties to exercise all remedies available under law.

11.6.       Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the respective Parties.

11.7.       Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision herein give any third persons any right of subrogation or action against any Party to this Agreement.

11.8.      Specific Performance. Each Party’s obligations under this Agreement are unique. The Parties each acknowledge that, if any Party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate.

11.9.       Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties; (ii) on the third business day after mailing, if the document is mailed by registered or certified mail; (iii) one (1) day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the Parties at the addresses set forth in the preamble of this Agreement or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

11.10.    Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such Party may be entitled.

11.11.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document. All counterparts shall be construed together and shall constitute one (1) agreement.

11.12.     Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

11.13.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

11.14.     Governing Law. The rights and obligations of the Parties and the interpretation and performance of this Agreement shall be governed by the law of Delaware, excluding its conflict of laws rules.

11.15.     Venue. Each Party consents to the jurisdiction of, and any actions arising under this Agreement shall be heard and resolved in, courts in the State of Arizona, County of Maricopa.

11.16.     Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

11.17.    Dispute Resolution. Seller Parties and Buyer agree to use reasonable commercial efforts to settle any disputes regarding the rights or obligations of the Parties under this Agreement through negotiation and agreement. Any disputes that cannot be settled in this manner shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

(a)         Mediation. In the event of any unresolved disputes concerning the Net Working Capital or Closing Report (whether the final or estimated versions of either), Seller and Buyer shall jointly select an independent mediator, who shall have at least ten (10) years of relevant experience, to mediate such dispute; provided that if Seller and Buyer fail to jointly select a mediator within the above specified period, such unresolved dispute will be resolved in accordance with Section 11.17(b). Within thirty (30) days, or longer if mutually agreed by Seller and Buyer, following the selection of the mediator, Seller and Buyer shall meet for one (1) day, or more if mutually agreed to by Seller and Buyer, with the jointly selected mediator in an attempt to resolve the dispute; provided, however, that such mediation will not be binding upon any of the Parties. The costs of mediation shall be shared equally by Buyer and Seller Parties.

(b)         Binding Arbitration. Any dispute between the Parties not settled in accordance with Section 11.17(a) shall be submitted to, and conclusively determined by, binding arbitration in accordance with the Subsections (b) through (e) of this Section 11.17. The provisions of this Section shall not preclude any Party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the Parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that Party’s arbitration rights. The arbitration of any dispute between the Parties to this Agreement shall be governed by Delaware law.

(c)         Initiation of Arbitration; Selection of Arbitrators; Location of Arbitration and Applicable Law. In the case of any dispute between the Parties, the Parties shall have the right to initiate the binding arbitration process provided for in this Section 11.17 by serving upon the other Party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a Party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above. Within thirty (30) days of service of a demand for arbitration by either Party to this Agreement, the Parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each Party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any Party fails to appoint an arbitrator or if the arbitrators initially selected by the Parties fail to appoint an additional arbitrator within the time specified herein, any Party may apply to have an arbitrator appointed for the Party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for Maricopa County, Arizona. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with Delaware law. Any arbitration hearing shall be conducted in Maricopa County, Arizona. The law applicable to the arbitration of any dispute shall be the law of the State of Delaware, excluding its conflict of law rules.

(d)         Arbitration Procedures. Except as otherwise provided in this Section 11.17, the arbitration shall be governed by Delaware law. In addition, any Party may choose, at that Party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

(e)          Limitation on Scope of Arbitrators’ Award or Decision; Costs of Arbitration; Attorneys’ Fees. Buyer and Seller agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim, but that in no event shall the arbitrators have authority to award punitive or exemplary damages. The Parties shall share equally the costs of the arbitration and each side shall bear its own attorneys’ fees. However, Buyer and Seller agree that the arbitrators, in their discretion, may award to the prevailing Party the costs, including the costs of the arbitration, and attorneys’ fees incurred by that Party in participating in the arbitration process.

1.18.      Ambiguities. The Agreement has been negotiated at arm’s length between persons sophisticated and knowledgeable in the matters dealt with herein. Each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting Party is not applicable and is waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first set forth above.

BUYER		SELLER

RiceBran Technologies,		MGI Grain Processing, LLC,
a California corporation		a Minnesota limited liability

By:	/s/ Brent Rystrom	By:	/s/ Eric L. Tompkins
Name:	Brent Rystrom	Name:	Eric L. Tompkins
Title:	Chief Executive Officer	Title:	President and CEO

MEMBERS

/s/ Sharon Virginia Alexander
Sharon Virginia Alexander

/s/ Mark Jeffrey Spatz
Mark Jeffrey Spatz

/s/ R. Michael Fox
R. Michael Fox

Relationship Brokerage, LLC

By:	/s/ Eric L. Tompkins
Name:	Eric L. Tompkins
Title:	President and CEO

[Signature Page to Asset Purchase Agreement]